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                                                               EXHIBIT 10.18

                             PEAPOD MARKETING PARTNERS
                                     AGREEMENT

          This Peapod Marketing Partners Agreement (this "Agreement") is entered into as of October 5, 1998, between Peapod Inc., a Delaware corporation ("Peapod"), and Online Specialty Retailing, Inc. d.b.a. Great Food Online, a Washington corporation ("Great Food").

          WHEREAS, Peapod provides a Peapod-branded Internet grocery shopping and delivery service in several local metropolitan markets (the "Peapod Local Service"), and has announced its intention to provide a Peapod-branded Internet food information and shopping service for shipping on a national basis (the "Peapod National Service," collectively the "Peapod Service");

          WHEREAS, Great Food provides an Internet service which sells certain specialty food products (the "Products"); and

          WHEREAS, pursuant to the terms of this Agreement, Great Food will make the Products available to Peapod customers in connection with the Peapod Service.

          NOW, THEREFORE, the parties agree as follows:

          1. HOLIDAY PROMOTION. As soon as practical after October 1, 1998, and lasting through December 31, 1998, Peapod and Great Food will conduct a promotional program pursuant to which Peapod will market the GreatFood.com Web site to Peapod Service customers ("Holiday Promotion"). The Holiday promotion will consist of promotion on order confirmation email, hyperlinks on order exit pages of the Internet versions of the Peapod Service, direct mail, and other activities to be mutually agreed between Peapod and Great Food. Great Food will supply all marketing materials, including, direct mail inserts and HTML content, at its cost, for inclusion in the Holiday Promotion, and all such materials shall be subject to the mutual approval of Great Food and Peapod.

               (a) Peapod and Great Food will cooperate to design methods to reasonably track the orders on GreatFood.com that result directly from the Holiday Promotion, such as promotional coding on direct mail and temporary cookies on Web promotions. Great Food will pay Peapod a commission on all Product purchases resulting directly from the Holiday Promotion equal to [***] of the retail price of such Products. Great Food will pay such commissions not later than the 10th day of each of November, December and January with respect to Product sales in the prior month, less any reductions for

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                    returns or other credits consistent with Great Food's
                    customer service policies. Great Food shall remit such payments together with a report substantiating the amount of payment.

               (b) All orders generated from the Holiday Promotion will be placed with GreatFood.com, and Great Food will ensure fulfillment, provide customer service, collect funds and perform such other functions consistent with its current standard operating procedures.

          2. ONLINE SERVICES. Peapod will provide the Peapod Service to consumers in accordance with the standards and practices determined by Peapod from time to time. Peapod will feature and offer for sale Great Food's Products in the Peapod Service.

               (a) Great Food will develop and maintain a customized website for Peapod ("Customized Site") containing content and Product offerings consistent with the GreatFood.com Web site. Great Food will, so long as requested by Peapod, host the Customized Site in its data center, and link the Customized Site to the Peapod Service in a manner which is as "seamless" as possible from the perspective of the end user. Peapod may, upon its request and at its expense, host the Customized Site at an alternative data center or integrate specific data fields from the GreatFood.com site into its Customized Site rather than simply link to a duplicate of the Great Food site. Great Food will cooperate with Peapod to facilitate these requests. So long as Great Food hosts the Customized Site, it will do so in a commercially reasonable manner to ensure that the site performs comparably to the GreatFood.com site and other Internet retailing services. So long as Peapod hosts the Customized Site, it will likewise do so in a commercially reasonable manner to ensure that the site performs comparably to the GreatFood.com site.

               (b) Great Food will cooperate with Peapod to customize the Customized Site to a form consistent with the look and feel and other branding strategies of the Peapod Service. The Great Food brand (which may include Great Food's business name, trademarks, logos and domain name) will be included and credited in the Customized Site, but the extent of co-branding will be determined by Peapod based on the design and content integration strategies of such site. Great Food shall have the right from time to time to review and approve the use of the Great Food brand in connection with the Customized Site, and

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                    may, in its discretion, direct that some or all of the
                    Great Food brand identifiers be removed from the Customized Site.

               (c) Great Food will perform the necessary programming to implement and maintain the Customized Site. This will include initial product template development and content re-purposing as well as ongoing product data and site updates. Peapod will pay Great Food a non-recurring engineering charge up to [***] to cover initial development costs for development of the Customized Site. Significant changes to the programming or layout of the Customized Site will be made only at Peapod's expense, including the payment of any additional non-recurring engineering fees to Great Food. Great Food must approve of the use its brand in connection with any such significant change.

               (d) Great Food and Peapod will cooperate to provide Peapod Service customers with accurate and timely online product information reflective of merchandising and pricing strategies appropriate to the Peapod Service. The Customized Site must offer the complete Product selection available from time-to-time on GreatFood.com and at retail prices no greater than those appearing on GreatFood.com, except that Great Food may create short-term specials and promotions unique to the GreatFood.com marketing efforts. Great Food shall notify Peapod of any Product, price or shipping charge change no later than one week in advance of such change, and Peapod and Great Food shall attempt to ensure that the Customized Site and the GreatFood.com site pricing schedules are synchronized on a frequent basis (e.g., daily, if appropriate).

               (e) Upon mutual consent, and subject to available resources, Great Food shall consult with Peapod regarding seasonal and other promotional merchandising opportunities and shall cooperate with Peapod in developing any new Products which may be appropriate to the Peapod Service.

          3. CUSTOMER SUPPORT SERVICES. Upon initial commercial launch of the Customized Site, Great Food will provide first-line telephonic customer support with respect to Products ordered via the Peapod Service. Peapod and Great Food will cooperate to develop a process for forwarding service calls from Peapod to Great Food, and to make such service appear seamless to Peapod Service customers. As soon as a transition can reasonably be implemented, Peapod will assume such first-line customer support, and

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               Great Food will then provide second-level support to Peapod, and will directly assist customers of the Customized Site only when Peapod is reasonably unable to do so.

          4.   MARKETING SERVICES.

               (a) Upon launch of the Peapod National Service, Great Food will promote Peapod on its site, in mutually agreeable locations and time periods. Peapod will pay the following bounty fees to Great Food for transactions conducted by new Peapod customers upon being referred directly to the Peapod Service from the Great Food site:

                    (i) [***] for the initial grocery order by a new Peapod customer pursuant to the Peapod Local Service, and [***]for the third grocery order pursuant to the Peapod Local Service by the same customer

                    (ii) [***] for the initial order by a new Peapod
                         customer pursuant to the Peapod National Service, and [***] for the third order pursuant to the Peapod National Service by the same customer

                   (iii) No bounty will be paid with respect to orders
                         containing exclusively Products or free promotional products

                    (iv) Peapod shall implement accurate and reliable
                         procedures to identify such customers and track such orders, and shall track such orders and remit payment to Great Food on a quarterly basis together with a report substantiating the amount of payment.

                    (v) Upon Peapod's request, and subject to mutual agreement, Great Food will enter into Peapod's standard Affiliate Program Agreement containing terms not inconsistent with this Agreement

               (b) Beginning upon the launch of the Peapod National Service, Peapod shall have a right to approve all literature that is included in Product packages shipped to Peapod Service customers. Such literature shall specifically promote the Products available from the Customized Site. Great Food will use commercially reasonable efforts to develop agreements and procedures by which its Product vendors will include Peapod promotional literature in Products purchased by

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                    Peapod Service customers.  Peapod will supply such
                    literature to Great Food vendors at Peapod's expense.

               (c) Peapod will cooperate with Great Food in the event that Great Food wishes to promote the Customized Site to Peapod customers who have previously purchased from such Site. Any such promotion shall be executed by Peapod at Great Food's expense, and the timing, promotional content and other tactics of any promotion shall be subject to the prior review and approval of Peapod, which approval will not be unreasonably withheld.

          5.   PRODUCTS AND FULFILLMENT SERVICES.

               (a) Great Food will use commercially reasonable efforts to obtain a broad selection of quality Products and related product information from appropriate vendors, and to make such Products available via the Customized Site.

               (b)  Great Food shall use commercially reasonable efforts to
                    (i) cause vendors of Products to maintain appropriate stocking levels of such Products necessary to satisfy orders from the Customized Site in a timely manner, and
                    (ii) secure satisfactory arrangements with one or more shipping companies such that Products ordered via the Customized Site are shipped in a high quality and timely manner.

               (c) Peapod will collect orders from Peapod Service customers in its order processing system, and forward such orders to Great Food for fulfillment. Great Food shall be responsible for fulfilling such orders through its vendors and shipping agents. Peapod will be deemed to have purchased Products from Great Food in connection with any order from the Customized Site, and resold such Products to the ordering customer. Great Food shall, as between Great Food and Peapod, maintain the risk of loss of all Products until such Products are accepted by the ordering customer.

          6. PRODUCT PRICING AND PAYMENT. Upon launch of the Customized Site, Peapod will collect funds from the ordering customer through its standard ordering procedures, and bear responsibility for credit card authorization and collection and fraud. Upon shipment, Great Food will invoice Peapod an amount equal to [***] of the then current Great Food standard retail price plus [***] of shipping charges per Great Food's then current shipping charge schedule. Peapod will pay such invoices on a monthly basis, not

                                      -5-
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               later than the 10th day of the month following receipt of
               invoice, less any reductions for returns or other credits consistent with Great Food's customer service policies.

          7.   RECORD KEEPING AND AUDIT.

               (a) Each party shall keep complete and accurate records of its performance under this Agreement and of the amounts payable hereunder. Peapod shall collect payment from Peapod Service customers and provide accounting services according to mutually determined policies and procedures.

               (b) During the term of this Agreement and for six (6) months after the expiration or any termination of this Agreement, an independent third-party representative of Great Food, reasonably acceptable to Peapod, upon reasonable notice and during Peapod's normal business hours, shall have the right to conduct an audit of the relevant portions of Peapod's books of account to verify compliance with this Agreement. Peapod shall immediately pay any overdue payments revealed by such audit(s), together with interest thereon at the rate of 1.5% per month (or the maximum permitted by applicable law, if less) from the due date until paid. Great Food shall bear the costs of the audit; provided, however, if the audit reveals overdue payments in excess of five percent (5%) of the total amount payable for the period subject to the audit, then Peapod shall pay the costs of such audit

          8. EXCLUSIVITY. For the term of this agreement, and for a period of six months following expiration or termination by either party, Great Food agrees not to enter into any business relationship with Netgrocer.com. For the term of this agreement, and for a period of six months following expiration or termination by either party, Peapod agrees not to enter into any business relationship with any Great Food supplier.

          9. TERM OF AGREEMENT. This Agreement shall commence as of the date hereof and continue until December 31, 2000 unless terminated in accordance with the terms herein.

               (a) Either party may terminate this Agreement upon 60 days prior written notice in the event of a breach by the other party of a material term of this Agreement, provided that the breaching party fails to cure such breach within 60 days after receiving such notice.

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               (b)  The agreement may be terminated by either party upon 60 days prior written notice in the event that revenues for Great Food generated by Peapod from aggregate Product sales under paragraphs 1 and 6 (not including shipping charges) through December 31, 1999 are less than [***].

               (c) Upon expiration of the original term of this Agreement, this Agreement may be extended by mutual agreement for additional one year periods. In the absence of such extension, this Agreement shall automatically renew on a month-to-month basis until terminated by either party upon 60 days prior written notice to the other party.

               (d) Upon termination or expiration of this Agreement, the operation of the Customized Site shall be discontinued, and each party shall discontinue the use of the other party's trademarks, trade names, domain names and marketing materials. Each party shall return or destroy any Confidential Information of the other party. Within thirty (30) days of such termination or expiration, Peapod shall pay to Great Food all sums due under this Agreement.

          10.  INDEMNIFICATION AND INSURANCE.

               (a) BY PEAPOD. Peapod agrees to indemnify and hold Great Food, and any assignee or successor thereto, harmless from and against any and all claims, costs, expenses, damages and liabilities, including reasonable attorney's fees, (i) arising out of the performance or lack of performance by Peapod of its obligations contemplated by this Agreement, or (ii) for infringement of patent, copyright, trademark, trade secret or other intellectual property rights of a third party arising out of (A) the operation by Peapod of the Peapod Service, (B) any Peapod contributions to the Customized Site, or (C) any Peapod contributions to marketing or promotional materials.

               (b) BY GREAT FOOD. Great Food agrees to indemnify and hold Peapod, and any assignee or successor thereto, harmless from and against any and all claims, costs, expenses, damages and liabilities, including reasonable attorney's fees, (i) arising out of the quality or fitness of any Product delivered to a customer, or the failure by Great Food, its vendors or shipping agents to honor a customer order, (ii) arising out of the performance or lack of performance by Great Food of its other obligations contemplated by this Agreement, or (iii) for infringement

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                    of patent, copyright, trademark, trade secret or other
                    intellectual property rights of a third party arising out of (A) the operation by Great Food of the GreatFood.com online service, (B) any Great Food contributions to the Customized Site, or (C) any Great Food contributions to marketing or promotional materials. Great Food shall, at its own expense, carry product liability insurance during the term of this Agreement in amounts and against risks customarily insured against by direct mail food vendors.

          11. RESERVATION OF PROPERTY RIGHTS. Neither Peapod nor Great Food will use the name or mark of the other in advertising or marketing materials or on web sites without the other's prior approval, which approval shall not be unreasonably withheld. Each party expressly reserves all right, title and interest in its respective name, domain name, logo and other trademarks and service marks, and all night, title and interest in the content, software and information comprising their respective services. Nothing herein shall be deemed a conveyance of any such right, title or interest, or any part thereof. Great Food shall own the programming code implementing the Customized Site to the extent that such code constitutes original or derivative works of Great Food intellectual property. Prior to any modification to the programming, code implementing the Customized Site, the parties shall agree on the intellectual property rights thereto.

          12. TITLE TO GOODS; RISK OF LOSS. Upon launch of the Customized Site, Great Food will sell Products to Peapod, and Peapod will in turn sell such Products to customers of the Peapod Service.
                The Products shall be held at Great Food risk and expense
               with respect to loss and damage from any cause, including, Acts of God and force majeure, spoilage and shrinkage, and taxes and charges of any kind until such time as the Products are delivered to Peapod customers, excluding sales and other taxes arising out of the retail sale of Products.

          13. RESOLUTION OF DISPUTES. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration proceedings shall be conducted at an agreed-upon neutral site or sites designated by the arbitrator. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration

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               provision, apply to any court having jurisdiction hereof and seek interim injunctive relief, to the extent that the arbitrator is not lawfully empowered to award such relief, until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim injunctive relief, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

          14. ISSUANCE OF WARRANTS. In connection with the execution of this Agreement, the parties have entered into a warrant agreement in the form attached hereto as Schedule A. The terms of such warrant agreement shall survive any termination of this Agreement.

          15.  GENERAL PROVISIONS.

               (a) CONFIDENTIALITY. The obligations of the parties with respect to Confidential Information are set forth in the Confidentiality Agreement attached hereto as Schedule B.

               (b) ENTIRE AGREEMENT; MODIFICATIONS. Peapod and Great Food acknowledge that there are no oral or written agreements or understandings between Peapod and Great Food with respect to the subject matter of this Agreement other than as set forth herein and that this Agreement reflects the entire agreement between the parties with respect thereto. Any modification or amendment to this Agreement shall be binding only if in writing, and signed by the respective parties hereto.

               (c) RELATIONSHIP OF THE PARTIES. The relationship of Peapod and Great Food shall be that of independent contractors, and nothing contained herein shall create an agency, partnership, joint venture, franchise, fiduciary or other relationship.

               (d) ASSIGNMENT. This Agreement shall be binding upon, and shall inure to the benefit of, Peapod, Great Food and their respective successors and permitted assigns; provided, however, that neither Peapod nor Great Food may assign this Agreement without the other party's prior written consent, which consent shall not be unreasonably withheld, except that consent shall not be required in connection with a merger, reorganization or acquisition of substantially all of the assets of a party.

               (e) NOTICES. Any written notice provided for herein shall be sent via certified or registered mail as follows:

                    If to Peapod, to:

                         Peapod Inc.
                         Woods Drive
                         Skokie, Illinois 60077
                         Attention: President
                         Tel:    847-583-9400
                         Fax:    847-583-9494

                         with a copy to:

                         Peapod Inc.
                         9933 Woods Drive
                         Skokie, Illinois 60077
                         Attention:   Chief Financial Officer
                         Tel:    847-583-9400
                         Fax:    847-583-9494

                    If to Great Food, to

                         Online Specialty Retailing, Inc. dba Great Food Online 2030 First Avenue
                         Seattle, WA  98121
                         Attention:  President
                         Tel:  (206) 443-2246
                         Fax:  (206) 443-3314

                         with a copy to:

                         Online Specialty Retailing, Inc. dba Great Food Online 2030 First Avenue
                         Seattle, WA  98121
                         Attention:  Chairman

                         Tel:  (206) 443-2246
                         Fax:  (206) 443-3314

               (f) FORCE MAJEURE. Any delay or failure of either party to perform hereunder solely as a result of a labor organization or dispute, governmental action or other event or condition outside of such party's control shall not constitute a breach of this Agreement. Notwithstanding the foregoing, if Great Food is delayed or is unable to perform hereunder for more than 60 days, Peapod may seek another preferred supplier for products that will replace the Products and may terminate this Agreement in whole or in part.

               (g) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Illinois, without regard to principles of conflict of laws.

               (h) AUTHORITY. Each of the parties hereto represents and warrants that (i) it has the power and authority to enter into this Agreement and to perform its obligations hereunder, (ii) the execution and delivery by such party of this Agreement and its performance hereunder have been duly authorized by all necessary action on its part, and
                    (iii) this Agreement constitutes the legal, valid and binding agreement of such party, enforceable in accordance with its terms.

               (i) PARTIAL INVALIDITY. If any one or more provisions contained herein is held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provision hereof.

               (j) WAIVERS. Any term or provision of this Agreement may be waived by the party entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement, as to any party, if it is in writing and signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

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     IN WITNESS WHEREOF, the parties hereto have caused their respective names to be subscribed by their duly authorized representatives.

PEAPOD, INC.                           ONLINE SPECIALTY RETAILING, INC.
                                       dba Great Food Online

By:  /s/ John C. Walden                 By:  /s/ Benjamin C. Nourse
   -----------------------------------     ----------------------------------
Name:      John C. Walden               Name:      Benjamin C. Nourse
     ---------------------------------       --------------------------------
Title:    Chief Operating Officer       Title:    Chairman
      --------------------------------        -------------------------------

                                     SCHEDULE A

                          TO THE PEAPOD MARKETING PARTNERS
                                     AGREEMENT

                            DATED AS OF OCTOBER 5, 1998

                                 WARRANT AGREEMENT
                                     (ATTACHED)

                                     SCHEDULE B

                          TO THE PEAPOD MARKETING PARTNERS
                                     AGREEMENT

                            DATED AS OF OCTOBER 5, 1998

                             CONFIDENTIALITY AGREEMENT
                                     (ATTACHED)